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[LETTERHEAD]

July 10, 1996


Global One Distribution & Merchandising, Inc.
5548 Lindbergh Lane
Bell, California   90201-6410

Gentlemen:

     We have acted as counsel for Global One Distribution & Merchandising Inc., a Delaware corporation, (the "Company"), in connection with the proposed issuance by the Company of up to 2,645,766 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") by means of that certain Registration Statement on Form S-4 (Registration No. 333-4655), as amended and supplemented.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. We have also obtained from officers of the Company such advice as we considered necessary for the purposes of this opinion and insofar as our opinion is based on matters of fact upon which conclusions of law are expressed, we have relied upon such advice.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The Common Stock has been duly authorized, and when issued and delivered pursuant to the terms of that certain Amended and Restated Agreement and Plan of Reorganization dated May 28, 1996 effective as of March 27, 1996, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 which is being filed on behalf of the Company in connection with the registration of the aforementioned shares of Common Stock under the Securities Act of 1933, as amended, and to the reference to this firm under the heading "Legal Matters" and in the prospectus comprising a part of such Registration Statement and any amendments thereto.

                                       Very truly yours,